Exhibit 99.1

FOR IMMEDIATE RELEASE

RMH TELESERVICES RAISES $6.9 MILLION IN PRIVATE PLACEMENT

NEWTOWN SQUARE, PA – October 7, 2003 – RMH Teleservices, Inc. (Nasdaq NMS: RMHT), a leading provider of customer relationship management services, today announced the completion of a private placement with gross proceeds of over $6.9 million. The private placement consisted of 2,205,000 shares of common stock and 551,250 warrants to purchase one share of common stock at an exercise price of $4.00 per share. The common shares were priced at $3.15, and each warrant is exercisable until October 3, 2008. Pursuant to the warrants, each investor’s ability to exercise the warrants may be limited if the exercise would result in the investor, or the investors as a group, owning certain percentages of the Company’s then outstanding shares. Craig-Hallum Capital Group LLC assisted the Company with the placement. The proceeds from the private placement will be used for working capital purposes and to allow the Company to accelerate its expansion into overseas markets in order to fulfill the expanding needs of its technical-support and customer-care clients.

The securities sold in this offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to register the resale of the shares of common stock issued to the investors in this private placement, as well as the shares issuable upon exercise of the warrants.

About RMH

RMH is a provider of customer relationship management services for major corporations in the technology, telecommunications, financial services, insurance, retail, transportation and logistics industries. Founded in 1983, the Company is headquartered in Newtown Square, Pennsylvania, employs approximately 11,500 people and has approximately 7,400 workstations across 14 facilities throughout the United States, Canada and the Philippines. To learn more about RMH, please reference the Company’s Web site at www.rmh.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about RMH’s outlook and all other statements in this release other than historical facts are forward-looking statements. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results. Forward-looking statements include information about possible or assumed future financial results of the Company and usually contain words such as “believes,” intend,” “expects,” “anticipates,” or similar expressions. The risks and uncertainties that may affect the disclosures contained herein include, but are not limited to: (i) reliance on principal client relationships in the insurance, financial services, telecommunications, retail, technology, and transportation/logistics industries; (ii) fluctuations in quarterly results of operations due to the timing of clients’ telemarketing campaigns, the commencement and expiration of contracts, unanticipated delays to the opening of new call centers and expansion of existing call centers, the amount of new business generated by the Company, changes in the Company’s revenue mix among its various customers, bonus arrangements continuing to be negotiated with clients, and if negotiated, any amount being earned, the timing of additional selling, general and administrative expenses to acquire and support such new business, and changes in competitive conditions affecting the telemarketing industry; (iii) difficulties of managing growth profitably; (iv) dependence on the services of the Company’s executive officers and other key operations and technical personnel; (v) changes in the availability of qualified employees, particularly in new or more cost-effective locations; (vi) currency fluctuations, particularly fluctuations in U.S. dollar and Canadian dollar exchange rates; (vii) delivery on a timely basis and performance of automated call-processing systems and other technological factors; (viii) reliance on independent long-distance companies; (ix) changes in government regulations affecting the teleservices and telecommunications industries; (x) competition from other outside providers of teleservices and in-house telemarketing operations of existing and potential clients; (xi) competition from providers of other marketing formats, such as direct mail and emerging strategies such as interactive shopping and marketing over the Internet; (xii) changes in relationships with credit providers and lenders; (xiii) realization of revenues and unexpected expenses; (xiv) general and local economic conditions; (xv) risks associated with doing business abroad; (xvi) impact of labor relations difficulties; and (xvii) the Company’s relationship with MCI WorldCom, whose parent company filed for bankruptcy on July 21, 2002. The factors described in this paragraph and other factors that may affect RMH, its business or future financial results, are discussed in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended September 30, 2002. All forward-looking statements included in this release are made as of the date hereof, and RMH assumes no obligation to update this document as a result of new information or future events.

For Additional Information, Please Contact:

RMH Teleservices, Inc.	Investor Relations:

John R. Schwab, CFO	The Equity Group Inc.

jschwab@rmh.com	www.theequitygroup.com

(610) 325-3100	Loren G. Mortman (212) 836-9604

lmortman@equityny.com

Lauren Barbera (212) 836-9610

lbarbera@equityny.com

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